250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE
Board Appoints David S. DeMarco as Director; Approves 2023 Annual Meeting Date

GLENS FALLS, N.Y. (July 31, 2023) — The Board of Directors (the "Board") of Arrow Financial Corporation (the "Company") (NasdaqGS® - AROW) on July 26, 2023, reset the number of directors from 11 to 10 and appointed our President and Chief Executive Officer David S. DeMarco to serve as a Class B member of the Board effective immediately. As an executive officer of the Company, Mr. DeMarco will not be joining any committee of the Board at the effective date of his appointment, nor will he receive any additional compensation for service as a director of the Company.

Mr. DeMarco joined the Company in 1987 as a commercial lender and has served in positions of increasing responsibility with the organization. He was named President and CEO of Saratoga National Bank in 2012. He was named President and CEO of Arrow and its lead subsidiary, Glens Falls National Bank and Trust Company, in May 2023.

“On behalf of the Board, we are pleased to welcome Dave to the Arrow Board of Directors,” said William L. Owens, Chair of the Arrow Board. “He has a strong strategic vision for the future of our Company and remains dedicated to our customers and our communities.”

The Board on July 26, 2023, also approved holding the 2023 Annual Meeting of Shareholders (the "Annual Meeting") on October 25, 2023. The Board has adopted August 29, 2023 as the record date for the Annual Meeting. As in the past, the meeting will begin with a review of all voting matters and then feature a short presentation about the Company. Additional details about the Annual Meeting and related voting instructions will be found in the Notice of 2023 Annual Meeting of Shareholders and the 2023 Proxy Statement.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obligated to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.
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